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                                    EXHIBIT B

                       FORM OF PRIVATE PURCHASE AGREEMENT

                                BRAE GROUP, INC.
                                 333 CLAY STREET
                                   SUITE 4900
                                HOUSTON, TX 77002

                                                               November 16, 2000

Victorinox AG
CH-6438
Ibach-Schwyz
Switzerland
Attention:  Charles Elsener, Jr.

Gentlemen:

         This letter agreement (this "Agreement") will confirm the mutual agreement Brae Group, Inc., a Delaware corporation ("Seller"), and Victorinox AG, a Swiss corporation ("Purchaser"), concerning the sale by Seller to Purchaser of all of Seller's right, title and interest in and to 1,917,900 shares (the "Shares") of the Common Stock of Swiss Army Brands, Inc., a Delaware corporation ("SABI"). Pursuant to the terms and conditions of this Agreement, Seller and Purchaser hereby mutually agree as follows:

         1. PURCHASE AND SALE. Seller hereby agrees to sell, transfer, assign and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Shares, for a purchase price of US $5.00 per share (US $9,589,500 in the aggregate) (the "Purchase Price"), payable as set forth below. The sale and purchase of the Shares shall occur at the hereinafter defined "Closing".

         2. HART-SCOTT-RODINO COMPLIANCE. Promptly as practicable following the execution of this Agreement, but in any event within five (5) business days, Purchaser will cause to be filed with the Antitrust Division of the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby (the "HSR Report Form") and any supplemental information requested in connection therewith pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Seller shall pay the filing fee required in connection with the filing of the HSR Report Form. Purchaser will keep Seller apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Purchaser will use all reasonable efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Shares. Either party may terminate this Agreement if the relevant waiting period under the HSR Act (the "HSR Waiting Period") has not expired or terminated within 120 days following the filing of the HSR Report Form.
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         3.  THE CLOSING.

             (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at such time and location as the parties may agree, not later than five (5) business days following the expiration or termination of the applicable HSR Waiting Period. At the Closing, Purchaser shall deliver the Purchase Price to Seller, and Seller shall deliver the Shares to Purchaser.

             (b) Delivery of the Shares at the Closing shall be by delivery of certificates representing the Shares, either registered in Purchaser's name or accompanied by such instruments of transfer duly executed and in proper form for transfer, with signatures guaranteed, and/or by book entry transfer of beneficial ownership of shares held in the name of Seller's broker or nominee, or by such other method as is agreed between Purchaser and Seller, provided, that in the event that delivery of such certificate or certificates shall be delayed, Purchaser shall nevertheless for all purposes be the beneficial owner of the Shares from and after the Closing.

             (c) The Purchase Price shall be paid at the Closing by the satisfaction of indebtedness owed to Purchaser by Seller, as shall be agreed by the parties prior to the Closing. Such satisfaction shall be effective on and as of the Closing without any further action by either party; provided, that Purchaser hereby agrees to deliver to Seller any notes, security or other instruments or things of value evidencing or securing such indebtedness.

         4. TRANSFER OF BENEFICIAL OWNERSHIP. The transfer of the beneficial ownership of the Shares shall be effective as of the date of the Closing, and unless and until the Closing occurs, Purchaser shall have no right to vote or dispose of, or direct the vote or disposition of, the Shares.

         5. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants that:

             (a) Seller has good title to and owns the Shares free and clear of all security interests, liens, charges, encumbrances and other adverse claims, and is transferring the Shares to Purchaser free and clear of all security interests, liens, charges, encumbrances and other adverse claims.

             (b) Seller is a sophisticated investor, highly skilled in financial matters and has made such inquiry and has obtained such information as Seller has deemed appropriate concerning the Shares. Seller acknowledges that, as a substantial shareholder of SABI, with access to all of SABI's public filings with the U.S. Securities and Exchange commission, Seller is familiar with the business, financial condition and prospects of SABI; and Seller acknowledges that Purchaser has not made any representation or warranties with

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respect to SABI's business, financial condition or prospects. Without limiting the generality of the foregoing, Seller acknowledges that its decision to proceed with this transaction is based upon its own analysis of the situation and that, except as expressly set forth in paragraph 6 hereof, no representations or warranties whatsoever have been made to Seller concerning the Shares or SABI by Purchaser or by any other person.

             (c) Seller acknowledges that in connection with the transactions contemplated by this Agreement, Seller has relied on its own counsel and other advisors to the extent Seller has deemed appropriate, and Seller has not relied on Purchaser or its advisors to advise it with respect to the legal, tax or other aspects of such transactions.

         6. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants that:

             (a) Purchaser is a sophisticated investor, highly skilled in financial matters and has made such inquiry and has obtained such information as Purchaser has requested or deemed appropriate concerning the Shares. Purchaser acknowledges that, as a substantial shareholder of SABI, with access to all of SABI's public filings with the U.S. Securities and Exchange commission, Purchaser is familiar with the business, financial condition and prospects of SABI; and Purchaser acknowledges that Seller has not made any representation or warranties with respect to SABI's business, financial condition or prospects. Without limiting the generality of the foregoing, Purchaser acknowledges that its decision to proceed with this transaction is based upon its own analysis of the situation and that, except as expressly set forth in paragraph 5 hereof, no representations or warranties whatsoever have been made to Purchaser concerning the Shares or SABI by Seller or by any other person.

             (b) Purchaser acknowledges that in connection with the transactions contemplated by this Agreement, Purchaser has relied on its own counsel and other advisors to the extent Purchaser has deemed appropriate, and Purchaser has not relied on Seller or its advisors (including without limitation Morrison & Foerster LLP) to advise it with respect to the legal, tax or other aspects of such transactions.

             (c) Purchaser is acquiring the Shares solely for purposes of investment and not with a view to resale or distribution. Purchaser recognizes that the Shares are being purchased by Purchaser in a transaction that is not registered under the Securities Act of 1933, as amended (the "Act"), and agrees that it will not transfer any of the Shares (or any interest therein) in the absence of such registration unless such contemplated transfer is exempt from the requirement of such registration.

         7. OTHER DOCUMENTS. Each party hereto shall at any time, and from time to time, upon the written request of the other party hereto, execute and deliver such further documents and things, and take such further actions, as the other party hereto may reasonably request in order to effect the purposes of this Agreement.
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         8.  MERGER/MODIFICATION. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by Seller and Purchaser.

         9. HEADINGS. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning hereof.

         10. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

         11. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

         If this Agreement meets with your understanding of our mutual agreement, please so indicate by signing a copy hereof and returning it to the undersigned.

                                        Very truly yours,

                                        BRAE GROUP, INC.


                                        By: /s/ W. KIRK BOSCHE
                                            ---------------------------------
                                            W. Kirk Bosche
                                            Vice President - Finance

ACCEPTED AND AGREED:

VICTORINOX AG


By: /s/ CHARLES ELSENER, JR.
    -----------------------------------
    Charles Elsener, Jr.